Exhibit 99



FOR IMMEDIATE RELEASE
For investor relations information,          For marketing information, contact:
contact:                                            TREEV
The Poretz Group, Investor Relations                Paul Bender 703-478-2260
Karen Vahouny 703-506-1778 x224                     pbender@treev.com
karen@poretz.com



                      TREEV ANNOUNCES SHAREHOLDER APPROVAL
                             OF REVERSE STOCK SPLIT

HERNDON, Va. -- December 10, 1998 -- TREEV, Inc. (NASDAQ/NMS: TREV) today announced that its shareholders approved a proposal to effect a 1-for-4 reverse stock split of its Common Stock at a special shareholders' meeting held on December 9, 1998. A reverse stock split was proposed to shareholders in response to the minimum share price requirements for maintaining listing on the Nasdaq National Market System. The reverse stock split will take effect on December 10, 1998. For a period of twenty trading days, the Company's Common Stock will trade under the ticker symbol TREVD; at the conclusion of that twenty day period, it will again trade under TREV. The Company believes that the reverse stock split will bring the minimum bid price of the Common Stock back into compliance with the Nasdaq's continued listing standards.

"We're extremely pleased that our shareholders have endorsed this action and given our management team a vote of confidence," notes Chairman and Chief Executive Officer Jim Leto. "We believe it's important to maintain high visibility with current and potential investors, especially as we recently achieved operating profitability and have made enormous financial and operational progress. We believe that the reverse stock split will allow us to maintain our listing on Nasdaq's National Market System, while also reducing our current outstanding shares from nearly 33.9 million to about 8.5 million--an amount that continues to provide liquidity for institutional investors, yet is a more appropriate number based on our size."

At the special meeting, shareholders also voted on and approved the issuance of common shares under the Series N Convertible Preferred Stock. TREEV announced in September 1998 it had secured $10 million in new equity financing through a private placement of the new Series N Convertible Preferred Stock. Part of the proceeds were used to redeem two classes of convertible preferred stock, the Series K and Series L Convertible Preferred Stock, which had carried variable conversion rates. Pursuant to the terms for the purchase of the Series N Convertible Preferred Stock, the stock automatically converts into 3,898,940 shares of Common Stock upon the shareholders' approval of its issuance. Upon the issuance of the Common Stock, the total number of shares outstanding will be approximately 12.4 million.

As a result of the reverse stock split, the terms of the Company's publicly traded warrants (NASDAQ/NMS: TREVW) have been amended to decrease the total number of warrants outstanding from 654,000 to 163,500, and to increase the exercise price from $1.00 to $4.00.

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TREEV(R) is a leading developer and marketer of integrated  document  management solutions. The Company's integrated software suite allows businesses to quickly and easily build or customize client/server and Web-based document management applications. TREEV's standards-based component architecture consists of four core technologies: DocuTREEV(TM) (imaging), DataTREEV(TM) (COLD), AutoTREEV(TM) (workflow) and OmniTREEV(TM) (document management). Built on its award-winning patented object management technology, the TREEV suite of software products extends a company's investment in legacy and client/server applications by providing users with flexible, cost-effective document management solutions. The Company's software is marketed through partners such as Lockheed Martin, ALLTEL, and EDS.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. Although the Company has used its best efforts to be accurate in making these forward looking statements, it is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition to those factors, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain customers; ability to attract business partners and maintain and increase their levels of sales and marketing; ability to attract and retain personnel, including key management personnel; maintenance of the Company's Nasdaq listing; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q.